State of Delaware
Secretary of State
Division of Corporations
Delivered 10:30 AM 07/30/2015
FILED 10:30 AM 07/30/2015
SRV 151113365 - 2179925 FILE

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Advanced Environment Recycling Technologies, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "4(a)" so that, as amended, said Article shall be and read as follows: The aggregate number of shares which the Corporation shall have the authority to issue is Five Hundred Twenty-Five Million, Thirty Thousand (525,030,000) shares consisting of Thirty Thousand (30,000) shares of Preferred Stock having a par value of $0.01 per shares, and Five Hundred Twenty-Five Million (525,000,000) shares of Class A Common Stock having a par value of $0.01 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment. **THIRD**: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 29th day of July, 2015.

By: ______________________

Title: Chief Executive Officer

Name: Tim Morrison